The Westaim Corporation
Notice of Annual Meeting of Shareholders
to be held May 2, 2007
     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Meeting”) of The Westaim Corporation (the “Corporation”) will be held at the Glenn Gould Studio, 250 Front Street West, Toronto, Ontario, on Wednesday, May 2, 2007 at 10:00 a.m. Eastern Daylight Time, to:
(a)	receive and consider the Financial Statements of the Corporation for the financial year ended December 31, 2006 and the Auditors’ Report to the shareholders;

(b)	elect directors;

(c)	appoint auditors and authorize the board of directors to fix the auditors’ remuneration; and

(d)	transact such other business as may properly come before the Meeting or any adjournment(s) thereof.
     Any adjournment(s) of the Meeting will be held at a time and place to be specified at the Meeting.
     The Financial Statements for the financial year ended December 31, 2006, together with the Auditors’ Report thereon, form part of the Annual Report of the Corporation, a copy of which accompanies this notice.
     Shareholders registered on the books of the Corporation at the close of business on March 13, 2007 are entitled to notice of and to vote at the Meeting.
     Details of all matters proposed to be put before the Meeting are set forth in the accompanying Information Circular.
     Dated at Calgary, Alberta, this 7th day of March, 2007.
     By Order of the Board,
/s/ Brian D. Heck
Brian D. Heck
Vice President, General Counsel
and Corporate Secretary
     If you are unable to be present at the Meeting, PLEASE COMPLETE AND RETURN THE ACCOMPANYING FORM OF PROXY in the envelope provided for that purpose.